EXHIBIT 99.1
Global Water Announces Proposed Public Offering of Common Stock

PHOENIX, AZ – March 25, 2025 – Global Water Resources, Inc. (NASDAQ: GWRS), a pure-play water resource management company, today announced that it has commenced an underwritten public offering of shares of its common stock. All of the shares are being offered by the company.

In addition, the company expects to grant the underwriters for the offering a 30-day option to purchase up to an additional 15% of the shares of common stock offered in the offering at the public offering price, less underwriting discounts and commissions. The offering is subject to market and other conditions, and there can be no assurance as to whether or when the offering may be completed, or as to the actual size or terms of the offering.

The company anticipates using the net proceeds from the offering to fund acquisitions and for working capital and other general corporate purposes.

Roth Capital Partners and Janney Montgomery Scott are acting as underwriters for the offering.

The offering will be made pursuant to a registration statement on Form S-3 that was previously filed with the Securities and Exchange Commission and declared effective on August 31, 2023. A preliminary prospectus supplement and accompanying base prospectus relating to and describing the terms of the offering will be filed with the SEC and will be available on the SEC’s website at www.sec.gov.

Copies of the preliminary prospectus supplement and accompanying base prospectus relating to the offering may be obtained, when available, from Roth Capital Partners, 888 San Clemente Drive, Suite 400, Newport Beach, CA 92660, (800) 678-9147, or from Janney Montgomery Scott, 60 State Street, 13th Floor, Boston, MA 02109, prospectus@janney.com, (617) 557-2986. The final terms of the offering will be disclosed in a final prospectus supplement to be filed with the SEC.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Global Water Resources

Global Water Resources, Inc. is a leading water resource management company that owns and operates 32 systems which provide water, wastewater, and recycled water services. The company’s service areas are located primarily in growth corridors around metropolitan Phoenix and Tucson, Arizona. The company recycles over 1 billion gallons of water annually.

Forward-Looking Statements

Certain of the statements made in this press release are forward-looking, such as those, among others, relating to the company’s expectations regarding the completion, timing and size of the public offering, its expectations with respect to granting the underwriters a 30-day option to purchase additional shares and its anticipated use of net proceeds from the offering. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include risks and uncertainties related to completion of the public offering on the anticipated terms or at all, market conditions and the satisfaction of customary closing conditions related to the offering. More information about the risks and uncertainties faced by the company is contained in the preliminary prospectus supplement to be filed with the SEC and the documents incorporated by reference therein, which include the company’s Annual Report on Form 10-K for the year ended December 31, 2024. The company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact: Michael J. Liebman SVP and CFO
Tel (480) 999-5104
mike.liebman@gwresources.com

Investor Relations: Ron Both, CMA Tel (949) 432-7566
GWRS@cma.team